EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statements on Form S-3 (No. 333-222767) of our reports dated February 12, 2018 relating to the financial statements, financial statement Schedule II – Valuation and Qualifying Accounts and the effectiveness of internal control over financial reporting, which appear in Teva Pharmaceutical Industries Limited Annual Report on Form 10-K for the year ended December 31, 2017. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

s/Kesselman & Kesselman
Tel-Aviv, Israel	Certified Public Accountants (lsr.)
February 12, 2018	A member firm of PricewaterhouseCoopers International Limited

  Kesselman & Kesselman, Trade Tower, 25 Hamered Street, Tel-Aviv 68125, Israel,

  P.O Box 50005 Tel-Aviv 61500 Telephone: +972 -3- 7954555, Fax:+972 -3- 7954556, www.pwc.com/il